Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 12th day of May 2017, by and between Caleminder, Inc., (the “Company”), and David Lamadrid (“Executive”).

The Company wishes to employ Executive as President and Chief Executive Officer upon the terms and conditions set forth in this Agreement and Executive is willing to accept employment subject to the terms and conditions set forth below. Accordingly, the parties, intending to be legally bound, agree as follows:

1.	Employment and Term

1.1           Employment. Subject to the terms and conditions hereof, the Company hereby employs Executive during the term of employment set forth in Section 1.2 to serve as President and Chief Executive Officer of the Company and perform such services and duties as are normally and customarily associated with such position as well as such other associated duties as the Board of Directors (the “BOD”) shall determine. Executive hereby accepts such employment and agrees to devote sufficient time, attention and energies during regular business hours to effectively perform his duties and obligations hereunder. Executive will work from offices in New York and travel as needed to perform his duties and obligations hereunder.

1.2           Term. The term of employment of Executive under this Agreement shall be one (1) year commencing May 1, 2017 and expiring on April 30, 2018 (the “Term”) and automatically renewed thereafter from year to year unless within 60 days prior to end of initial term or the end of any renewal year, either party gives the other written notice of its intention not to renew in which event this Agreement shall terminate at the end of the initial Term or the end of that renewal year term, subject to the provisions for early termination set forth herein.

2.            Compensation. In consideration of the services to be rendered hereunder, the Company hereby agrees to (a) pay Executive an annual base compensation of $180,000 payable in equal semimonthly installments in accordance with the usual practice of the Company which base compensation shall be subject to annual review (but his compensation may not be reduced from then current level) by the BOD or Compensation Committee, and (b) grant 10 year stock options to purchase 857,143 share of Common Stock of the Company on the date hereof pursuant to the Company’s 2017 Stock Incentive Plan (the “Plan”) at an exercise price of $0.35 per option (the “Options”), said number of Options to vest as follows: 34% on the date hereof, 33% on October 31, 2017, and 33% on April 30, 2018, subject to the terms hereof. Notwithstanding anything set forth herein to the contrary, in the event that during the Term (including any renewal thereof), but prior to such time as the Company raises additional equity (including any form of financing that converts to equity) financing of $40 million following the date hereof, the Company issues additional shares of common stock, grants options to third parties or issues securities convertible or exercisable into common stock of the Company, then the Company agrees to immediately issue the Executive such additional number of options (if any) so that the Executive has been issued options under this Section 2 to purchase no less than 4% of the Company’s outstanding shares of common stock on a fully-diluted basis. Any such additional options would vest on the same schedule as the Options (and be immediately exercisable to the extent issued after April 30, 2018), and have an exercise price equal to the fair market value of the Common Stock on the date of grant, as determined by the BOD.

3.	Benefits.

3.1           Participation in Plans. During the term hereof, Executive shall be entitled to participate on the same terms as afforded other executive officers in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof; provided that in no case shall the benefits be reduced or less than that granted, awarded or provided to Executive on the date hereof.

3.2           Reasonable Business Expenses. Executive shall be allowed reimbursement for reasonable business expenses in connection with the performance of his duties hereunder upon presentation by Executive of the details of, vouchers for, such expenses, including tourist class commercial air travel, and Executive shall be furnished reasonable office space, computing and telecommunications resources, assistance and facilities.

3.3           Vacation. Executive shall be entitled to a vacation (without deduction of salary or other compensation) for the period as is in conformity with the Company’s policy regarding vacations for management employees (but in no event less than four weeks per year).

3.4           Bonuses. Executive may receive such discretionary bonuses as the Board of Directors, in its sole discretion and from time to time, deem appropriate.

3.5           Liability Insurance. With respect to the Executive’s acts or failures to act while employed by the Company in the Executive’s capacity as a director, officer, employee or agent of the Company, the Executive shall be entitled to: (i) indemnification from the Company; and (ii) liability insurance coverage, in each case on the same basis as other directors and officers of the Company.

4.	Early Termination of Employment

4.1           Termination for Justifiable Cause. In addition to termination pursuant to Section 1.2, the Company, by written notice to Executive authorized by the BOD may terminate Executive’s employment for “justifiable cause”, which shall mean any of the following events: (a) adjudication by a court of competent jurisdiction that Executive has committed an act of fraud or dishonesty resulting or intended to result, directly or indirectly, in personal enrichment at the expense of the Company; (b) an indictment of a felony (other than a motor vehicle related matter or as a result of pursuing the Company’s cannabis business in the ordinary course) involving moral turpitude; (c) repeated failure or refusal by Executive to follow written policies and directions reasonably established by the BOD that go uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Executive; or (d) persistent willful failure by Executive to fulfill his duties hereunder that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided Executive.

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4.2           Permanent Disability of Executive. The Company shall have the right to terminate Executive’s employment hereunder if the BOD shall in good faith and on the basis of reasonable medical evidence determine that Executive, by reason of physical or mental disability, has been unable to perform the services required of him hereunder for more than 120 consecutive days or an aggregate of 180 calendar days, during any 12-month period. Such termination shall be effective as of the last day of the month following the month in which the Company shall have given notice to Executive of its intention to terminate pursuant to this paragraph.

4.3           Compensation Upon Early Termination.

(a)       In the event of termination of this Agreement for “justifiable cause” as described in Section 4.1, or pursuant to Section 1.2 hereof, Executive shall be entitled to the compensation earned by him before the effective date of termination, as provided for in this Agreement, computed pro rata up to and including that date, in lieu of salary and other benefits under this Agreement.

(b)       If prior to the expiration of the term of this Agreement Executive dies, the Company shall continue Executive’s compensation and coverage of Executive’s direct dependents (if any and if they are eligible) under all plans or programs of the types listed in Section 3.1 for a period of 120 days, provided that no benefits will continue past the end of the term of this Agreement.

(c)       Upon a Change of Control (as defined in the Plan) or upon Executive’s termination for “Good Reason” as defined below, Executive shall then be entitled to receive, in lieu of salary and other benefits under this Agreement, (i) an amount equal to his then-current base salary, payable monthly in arrears without interest for a period of one year, (ii) continued coverage under all plans or programs of the types listed in Section 3.1 until the sooner of 1.5 years or one (1) month after Executive becomes otherwise employed and eligible for other comparable coverage, and (iii) all other benefits provided to Executive under this Agreement for a period of thirty (30) days.

4.4           Vesting Upon Early Termination. In the event Executive is terminated for any reason other than for “justifiable cause” as defined in Section 4.1 hereof, death, disability or voluntary termination (unless the Company and Executive mutually agree to such voluntary termination), or if Executive terminates for Good Reason, then any and all unexercised options and/or restricted stock granted to Executive under a Company option plan (including without limitation the Options granted pursuant to Section 2(b) hereof) shall be deemed fully vested and exercisable immediately upon Executive’s termination, as provided in the applicable option plan or agreement, and the initial Option granted under Section 2 shall continue to be exercisable for the full 10-year term thereof. For purposes of this Agreement, the term “Good Reason” shall mean the material breach of this Agreement by the Company (including the Company requiring the Executive to relocate outside of New York or assigning Executive duties inconsistent with his position under Section 1), which is not cured after 30-days’ notice from Executive.

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5.	Confidentiality and Non-Competition.

5.1           (i) Confidentiality. During the term of employment under this Agreement, Executive will have access to and become acquainted with various confidential information including without limitation, trade secrets, customer relationships, formulas, devices, inventions, processes, know-how, financial information and other compilations of information, records, and specifications, which are owned by the Company. Executive shall not disclose any of the Company’s confidential information, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment for the Company. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by Executive or otherwise coming into his possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, and if removed shall be immediately returned to the Company upon any termination of his employment and no copies thereof shall be kept by Executive, provided, however, that Executive shall be entitled to retain documents reasonably related to his interest as a shareholder.

(ii) Inventions and Shop Right. Every invention, discovery or improvement made or conceived by Executive related to the business of the Company during his employment by the Company whenever and wherever made or conceived, and whether or not during business hours, of any product, article, appliance, tool, device, formula, process, machinery or pattern similar to, or which constitutes an improvement, on those heretofore, now or at any time during this employment, manufactured or used by the Company in connection with the manufacture or process of any product heretofore or now or hereafter manufactured by the Company, or of any product which shall or could reasonably be manufactured in the reasonable expansion of the Company’s business, shall be and continue remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that he will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require but at the Company’s expense to obtain Letters Patent in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses or otherwise and without any additional compensation of any kind to Executive.

5.2           Non-Competition. In the event of a termination of this Agreement for any reason, Executive shall be prohibited for a period of one (1) year from the effective date of this separation from engaging in any business in competition with that of the Company in those states within the United States and those countries outside the United States in which the Company at the time of Executive’s separation has conducted business, however, nothing herein contained shall be construed as (a) preventing Executive from investing his personal assets in any businesses which do not compete directly or indirectly with the Company, (b) preventing Executive from purchasing securities in any corporation whose securities in any corporation whose securities are regularly traded, if such purchases shall not result in his owning beneficially at any time 5% or more of equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of the Company, (c) preventing Executive from engaging in any activities, if he receives the prior authorization of the BOD. Notwithstanding anything herein to the contrary this Section 5.2 shall not be effective in the event Executive has been discharged for any reason other than “justifiable cause” or voluntarily leaves the employment of the Company with the mutual agreement of the Company or for Good Reason.

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5.3           Subsequent to the termination of this Agreement, Executive will not for a period of one (1) year materially interfere with or disrupt the Company’s business relationship with its customers or suppliers or employ any person who was employed with the Company at any time during the 6 months prior to Executive’s termination.

6.            Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company’s case, to the BOD or Secretary) or forty eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, addressed to Executive, at last known address as carried in the records of the Company, or to the Company, at the corporate headquarters, to the attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

7.            Assigns and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the rights and obligations of Executive shall move to the benefit of and shall be binding on Executive and his legal representatives or heirs. This agreement constitutes a personal service agreement and Executive’s obligations hereunder may not be transferred or assigned by Executive.

8.            Amendment Waiver. This Agreement may be amended, and any right or claim hereunder waived, only by a written instrument signed by both Executive and the Company, following authorization by the BOD. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party of this Agreement.

9.            Injunction.

(a) Should Executive at any time violate or threaten to violate any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Executive from doing or continuing to do or performing any such acts, and Executive hereby consents to the issuance of such an injunction.

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(b) In the event that a proceeding is bought in equity to enforce the provisions of this paragraph, Executive shall not urge as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available.

(c) The existence of a claim or cause of action by the Company against Executive, or by Executive against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the endorsement by the Company of the foregoing restrictive covenants but shall be litigated separately.

(d) The provisions of this Section 9 shall survive termination of this Agreement.

10.          Code Section 409A.

(a)           This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Payments of “Non-Qualified Deferred Compensation” (as such term is defined under Code Section 409A and the regulations promulgated thereunder) may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A. For purposes of Code Section 409A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense in incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(b)           To the extent required by Code Section 409A, and notwithstanding any other provision of this Agreement to the contrary, no payment of Non-Qualified Deferred Compensation will be provided to, or with respect to, you on account of your separation from service until the first to occur of (i) the date of your death or (ii) the date which is one day after the six month anniversary of your separation from service, and in either case only if you are a “specified employee” (as defined under Code Section 409A(a)(2)(B)(i) and the regulations promulgated thereunder) in the year of your separation from service. Any payment that is delayed pursuant to the provisions of the immediately preceding sentence shall instead be paid in a lump sum (subject to all applicable withholding) promptly following the first to occur of the two dates specified in such immediately preceding sentence.

(c)           Any payment of Non-Qualified Deferred Compensation made under this Agreement pursuant to a voluntary or involuntary termination of your employment with the Company shall be withheld until you incur both (i) a termination of your employment relationship with the Company and (ii) the first instance of a “separation from service” with the Company, as such term is defined in Treas. Reg. Section 1.409A-1(h).

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(d)           The preceding provisions of this Section 10 shall not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement, under any plan or program sponsored or maintained by the Company or under any other agreement by and between you and the Company. The Company shall not be liable to you for any additional tax, penalty or interest imposed under Code Section 409A nor for reporting in good faith any payment made under this Agreement or under any such other plan, program or agreement as an amount includible in gross income under Code Section 409A.

11.          Governing Law and Jurisdiction. This Agreement in its interpretation and application and enforcement shall be governed by the law of the State of New York without application of its conflict of laws provisions, and any legal action commenced by either party seeking interpretation, application and/or enforcement of this Agreement shall be brought only in the State of New York.

12.          Prior Agreements. This Agreement supercedes and replaces any and all prior agreements between the parties as to its subject matter.

13.          Construction. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.

14.          Effective Date. The effective date of this Agreement shall be May 12, 2017.

IN WITNESS WHEREOF, the parties have executed this Agreement.

Caleminder, Inc.		EXECUTIVE

By:	/s/ David Lamadrid	/s/ David Lamadrid
	David Lamadrid	David Lamadrid

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